UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2020

TESSCO Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-33938	52-0729657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11126 McCormick Road, Hunt Valley, Maryland 21031

(Address of principal executive offices) (Zip Code)

(410) 229-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	TESS	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 28, 2020, Tessco Technologies Incorporated, a Delaware corporation (“Tessco”), and certain of its affiliates (collectively, the “Company”), entered into a definitive Inventory Purchase Agreement (the “Agreement”) which, at closing, will result in the Company’s exit from its retail business through the sale to Voice Comm, LLC, a Delaware limited liability company (“Voice Comm”), of most of the Company’s retail inventory, the Ventev brand as it relates to mobile device accessory products, and certain other retail-related assets. The Company will retain the Ventev brand as it relates to its commercial business products and operations, and will continue to fulfill orders and support the Company’s retail business customers until the business has been transitioned to Voice Comm.

The transaction consideration to be paid at closing includes a payment for retail inventory being sold to Voice Comm at an amount determined at closing in accordance with an agreed-upon valuation process to be performed by the Company and Voice Comm. The Company estimates the total cash to be received at closing to be between $8 million and $12 million, in the aggregate. The consideration to be paid at closing is subject to customary post-closing adjustments. In addition, Voice Comm has agreed to conditional payments over the next two years for purchase price adjustments related to specified inventory sold, and future customer returns during the two year period after the closing, and royalty payments for sales of Ventev-branded mobile device and accessory products for a four year period after the closing. The Agreement also addresses operational matters regarding transition of the inventory and other assets sold to Voice Comm.

The transaction is expected to close in the third fiscal quarter of the current fiscal year, subject to closing conditions, including those customary for transactions of this kind. Accordingly, there are no assurances that the transaction will close in a timely manner, or ever. Voice Comm paid a $1 million deposit to the Company, which, in the event of termination of the Agreement before closing, will either be retained by the Company or returned to Voice Comm, depending on the reason for the termination. Tessco will be required to return the deposit and pay up to $1 million, including reimbursement of Voice Comm’s expenses, if Tessco does not proceed to closing under certain circumstances following a defined change in control of Tessco.

Pursuant to the terms of the Agreement, the Company has agreed that, for a multi-year period following the closing, neither it nor its affiliates (including any owner of a majority of Tessco) will compete with Voice Comm’s retail business as operated by the Company at closing, subject to certain exceptions set forth in the Agreement. Tessco retains the ability to continue to supply retail products to its commercial customers, and the overall non-compete obligation may be terminated early by Tessco upon the occurrence of certain change in control events and the payment of a termination fee in connection therewith (which termination fee is initially an amount equal to $5,000,000 and diminishes ratably over the non-compete period).

Information presented in this Current Report on Form 8-K may contain forward-looking statements and certain assumptions upon which such forward-looking statements are in part based. Numerous important factors, including those factors identified in the TESSCO Technologies Incorporated Annual Report on Form 10-K and other of the Company’s filings with the Securities and Exchange Commission, and the fact that the assumptions set forth in this Current Report on Form 8-K could prove incorrect, could cause actual results to differ materially from those contained in such forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESSCO Technologies Incorporated

By:	/s/ Aric M. Spitulnik
Aric M. Spitulnik
Senior Vice President, Chief Financial Officer, and Corporate Secretary

Dated: October 29, 2020